Exhibit 99.1

Verrica Pharmaceuticals Reports Fourth Quarter and Full-Year 2019 Financial Results

- New Drug Application for VP-102 for the treatment of molluscum contagiosum was accepted for filing by the U.S. Food and Drug Administration; assigned PDUFA goal date is July 13, 2020 -

- Recently announced execution of non-dilutive loan facilities totaling $55 million, of which $35 million was borrowed upon closing -

- New data from Phase 3 CAMP studies suggested statistically significantly higher molluscum lesion clearance with VP-102 compared to vehicle across all body regions, including those deemed most sensitive -

WEST CHESTER, Pa., March 13, 2020 (GLOBE NEWSWIRE) — Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions, today announced financial results for the fourth quarter ended December 31, 2019.

“2019 was a pivotal year, as we made critical advancements that support our mission of developing potentially the first FDA-approved treatment for molluscum contagiosum, a highly contagious viral skin disease,” said Ted White, President and Chief Executive Officer of Verrica. “The highlight of the year was the FDA’s acceptance of the New Drug Application for VP-102, and we look forward to the PDUFA goal date of July 13, 2020. We also added to the body of clinical evidence supporting VP-102, and bolstered our leadership team, further readying the organization for the potential commercialization with four recent strategic hires. In the coming year, we anticipate the topline readout of Phase 2 data from our study of VP-102 for external genital warts, and initiating Phase 3 trials of VP-102 in common warts. In addition, we will commence a Phase 2 clinical trial in plantar warts, studying VP-103, which is a new formulation and higher concentration of cantharidin.”

Business Highlights and Recent Developments

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The U.S. Food and Drug Administration (FDA) accepted for filing the New Drug Application (NDA) for VP-102 (cantharidin 0.7% Topical Solution), a proprietary drug-device combination containing a GMP-controlled formulation of cantharidin, being developed for the treatment of molluscum contagiosum, a highly contagious viral skin disease that affects approximately six million people, primarily children, in the United States, and has no FDA-approved treatments available; the Company confirmed that if approved, VP-102 would be marketed in the United States under the conditionally accepted brand name, YCANTH™.

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Verrica recently announced that it has secured $55 million in non-dilutive loan facilities, of which $35.0 million was borrowed upon closing. Verrica believes the $35.0 million in proceeds received at closing in combination with existing cash, cash equivalents, and marketable securities will be sufficient to support planned operations, which include expenses for the commercialization of YCANTH™, if approved, and continued full clinical development of VP-102 for additional indications, including common warts and external genital warts, as well as VP-103 for plantar warts, at least through the second quarter of 2021.

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Significantly strengthened the organization’s leadership, and further enhanced its manufacturing and commercial capabilities, through four strategic hires, including the appointments of A. Brian Davis as Chief Financial Officer, Eugene Scavola as Executive Vice President, Technical Operations, Gerard DiGirolamo as Vice President, Sales, and Sheila Kennedy as Vice President, Marketing.

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Presented positive data supporting the safety and efficacy of VP-102 at the Fall and Winter Clinical Dermatology Conferences. At the Fall session, pooled data from the Phase 3 CAMP studies showed VP-102 achieved statistically significant reductions in molluscum lesions and complete clearance of lesions. Results from the primary endpoint for Cohort 2 of the Phase 2 COVE-1 study showed 51% of VP-102 treated subjects achieved complete clearance of all treatable common warts at Day 84. Data presented at the Winter Clinical meeting from a post hoc analysis of the pooled data from the Phase 3 CAMP studies showed a statistically significantly greater percentage of complete lesion clearance in subjects with molluscum contagiosum by the end of the study (Day 84) across all body regions analyzed among patients receiving VP-102, as compared to vehicle.

Financial Results

Fourth Quarter Financial Results

•	Verrica reported net losses of $7.6 million for both the fourth quarter of 2019 and the fourth quarter of 2018.

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Research and development expenses were $4.0 million in the fourth quarter of 2019, compared to $4.9 million for the same period in 2018. The decrease was primarily attributable to a decrease in costs associated with the clinical development of VP-102 for the treatment of molluscum, partially offset by an increase in costs associated with the clinical development of VP-102 for additional indications and increased compensation costs.

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General and administrative expenses were $4.0 million in the fourth quarter of 2019, compared to $3.3 million for the same period in 2018. The increase was primarily a result of expenses related to increased headcount, an increase in insurance, professional fees and other operating costs, and an increase in expenses related to pre-commercial activities for VP-102.

Full Year Financial Results

•	Verrica reported a net loss of $28.2 million for the year ended December 31, 2019, compared to a net loss of $20.6 million for the year ended December 31, 2018.

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Research and development expenses were $15.4 million for the year ended December 31, 2019, compared to $12.8 million for the same period in 2018. The increase was primarily attributable to costs associated with Phase 2 and Phase 3 clinical activities for VP-102 as well as increased payroll and stock-based compensation expenses associated with increased headcount.

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General and administrative expenses were $14.6 million for the year ended December 31, 2019, compared to $9.1 million for the same period in 2018. The increase was primarily a result of increased payroll and stock-based compensation expenses associated with increased headcount as well as increased insurance, professional fees and other operating expenses.

Cash, Cash Equivalents and Marketable Securities

•	As of December 31, 2019, Verrica had aggregate cash, cash equivalents, and marketable securities of $62.0 million.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for viral skin diseases requiring medical interventions. The Company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum and common warts. Molluscum is a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States, and common warts are contagious skin growths affecting 22 million people. There are currently no FDA-approved treatments for molluscum or common warts. Following positive topline results from two pivotal Phase 3 trials, the Company submitted an NDA on September 13, 2019 for VP-102 for the treatment of molluscum; on November 26, 2019, the Company received notice that the FDA accepted the NDA for filing, with a Prescription Drug User Fee Act (PDUFA) goal date of July 13, 2020. If approved, VP-102 will be marketed in the United States under the conditionally accepted brand name YCANTH™. Verrica intends to commence a Phase 3 program in the first half of 2020 to evaluate VP-102 for common warts. VP-102 is also currently in a Phase 2 trial for the treatment of external genital warts. An additional product candidate, VP-103, is in pre-clinical development for plantar warts. For more information, visit www.verrica.com.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential benefits and potential approval of YCANTH™ for the treatment of molluscum and the clinical development of product candidates for additional indications, including common warts, external genital warts and plantar warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on March 13, 2020, and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating expenses:
Research and development	$3,972	$4,917	$15,436	$12,826
General and administrative	4,018	3,271	14,644	9,052

Total operating expenses	7,990	8,188	30,080	21,878

Loss from operations	(7,990)	(8,188)	(30,080)	(21,878)
Other income	353	610	1,873	1,230

Net loss	$(7,637)	$(7,578)	$(28,207)	$(20,648)

Net loss per share, basic and diluted	$(0.31)	$(0.30)	$(1.13)	$(1.41)

Weighted average common shares outstanding, basic and diluted	24,922,080	24,847,877	24,897,889	14,662,751

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	December 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$62,017	$89,809
Total assets	68,424	91,906
Total liabilities	3,409	2,477
Total stockholders’ equity	65,015	89,429

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

A. Brian Davis

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Chiara Russo

Solebury Trout

617.221.9197

crusso@troutgroup.com

Media:

Joshua R. Mansbach

Solebury Trout

646.378.2964

jmansbach@troutgroup.com

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